Exhibit 99.1

Contact:

Randi Baldwin
Senior Vice President, Marketing
American Medical Alert Corp.
(516) 536-5850 ext: 3109 randi.baldwin@amac.com

AMERICAN MEDICAL ALERT CORP. REPORTS QUARTERLY EARNINGS RESULTS FOR THE FIRST QUARTER 2011

LONG ISLAND CITY, New York. – May 11, 2011 – American Medical Alert Corp. (NASDAQ: AMAC) a provider of healthcare communication services and advanced telehealth monitoring technologies, today announced operating results for the quarter ended March 31, 2011, the highlights of which are as follows:

•	Company achieves record quarterly earnings of $1,046,378 or $0.11 per diluted share, excluding the impact of its equity in net loss from investment in Lifecomm, for the quarter ended March 31, 2011.

•
Company continues revenue momentum within the TBCS division and records second consecutive quarter of double digit growth as compared to the same quarters in the prior year, primarily as a result of business generated from new awards in the pharmaceutical channel and expanded business within its non-traditional offerings to hospital organizations.

•	Company’s investment in the next generation of mobile PERS continues to move forward and is on target for a January 2012 rollout.

•	Company has built up cash on hand in excess of $6,400,000 and had working capital of over $11,700,000 at March 31, 2011.

Revenues for the quarter ended March 31, 2011, consisting primarily of monthly recurring revenues (MRR) increased 7% to $10,631,733 as compared to $9,911,247 for the same period in 2010.  Net income for the quarter ended March 31, 2011 increased 18% to $1,046,378 or $0.11 per diluted share compared to $887,372 or $0.09 per diluted share for the same period in 2010.  Net income for the quarter ended March 31, 2011 excludes $336,799 of the Company’s share of equity in net loss from investment in limited liability company net of income taxes, incurred with respect to the Company’s joint venture with Qualcomm and Hughes Telematics, Inc. (known as the “Lifecomm Joint Venture”).  This equity loss represents the Company’s share of R&D and other selling, general and administrative expenses incurred for the development of the next generation mobile PERS.  This equity loss, which is expected to continue over the next several quarters, is not related to the Company’s current business operations. As it relates to this equity loss, the Company will realize a significant tax benefit and have less cash outlay relating to income taxes. The Company’s net income for the quarter ended March 31, 2011 including the effect of this charge was $709,579, or $.07 per diluted share.

Earnings before interest, taxes and depreciation and amortization for the three months ended March 31, 2011, excluding $559,882 of the Company’s share of equity loss incurred with respect to the Lifecomm Joint Venture (“EBITDA”), was $2,532,074 as compared to $2,429,414 for the same period in 2010.  EBITDA for the trailing twelve months ended March 31, 2011, which excludes $1,740,008 of the Company’s share of equity loss incurred with respect to the Lifecomm Joint Venture was $9,069,504.   EBITDA for the trailing twelve months ended March 31, 2010 was $9,037,304.

The Company continues to demonstrate increasing financial strength within its balance sheet reflecting improved liquidity, working capital and debt to equity ratio as follows:

•	The Company’s cash on hand at March 31, 2011 was $6,444,200 as compared to $4,090,528 at December 31, 2010.

•	The Company’s working capital increased to $11,783,665 at March 31, 2011, as compared to $10,043,976 at December 31, 2010, representing a 17% increase.

•	The Company continues to pay down its debt in 2011 and had a debt to equity ratio of .09 to 1 at March 31, 2011.

Jack Rhian, AMAC’s Chief Executive Officer and President, explained, “Our Q1 results affirm that AMAC is on track to deliver double digit revenue growth while continuing to drive respectable earnings and free cash flow in 2011. We continue to refine and narrow our focus to allow our sales and marketing teams to concentrate their efforts to drive top line from our core offerings. We intend to meet our guidance primarily through the continued distribution and monitoring of our PERS devices and through our communication services offerings to the pharmaceutical and hospital industries. With these efforts, we expect revenue growth to accelerate in the second half of the year in each of these business lines.

We believe the result of these efforts will provide for continued growth as we advance into 2012 through the anticipated launch of our next generation cellular Remote Patient Monitoring (“RPM”) suite designed to improve patient access and usage of PERS, med management and telehealth. In addition to the Lifecomm offering, our planned investments in cellular communication protocols as an adjunct to landline based telephone connectivity will allow us to enjoy a first mover advantage in the PERS space and will also provide us with the opportunity to broaden our RPM offerings as we migrate to a more powerful, cellular gateway. Of equal importance are the growth opportunities we anticipate from new channel relationships being established with well recognized, big brand companies and national healthcare providers.

AMAC’s ability to provide high touch, cost effective service from our national call center infrastructure has been a key factor in the significant uptick of awards we have recently secured in both the pharmaceutical and hospital solutions channels. It is also our belief that as we transition to a more clinically managed operation; we will see the size and pace of new awards increase in both the technology and service side of our business.

As mentioned during our last shareholder conference call, we also plan to accelerate the pace of strategic acquisitions of small PERS companies as well as other call center businesses as a means of growing our subscriber and customer base and adding profitable business to our recurring revenue base.

While we are reticent to disclose many details of the specific awards we receive because it places us at a competitive disadvantage to do so, we believe that we will be able to demonstrate the success of our strategy through the results of operation. We look forward to discussing our business further with shareholders during this morning’s shareholder conference call.”

The Company invites investors and others to listen to the conference call live over the Internet or by dialing in to 877-407- 9205 at 10:30 a.m. ET.

What:	American Medical Alert Corp. First Quarter 2011 Results
When:	Wednesday, May 11, 2011 at 10:30 a.m. ET
Where:	http://www.investorcalendar.com/IC/CEPage.asp?ID=164372
How:	Log on to the web at the address above, and click on the audio link or dial in 877-407-9205 to participate.

Following the conference call, the webcast will be available on the VCall website at http://www.investorcalendar.com/IC/CEPage.asp?ID=164372. The financial information presented in the webcast will also be available at http://amac.com/press.cfm

About American Medical Alert Corp.

AMAC is a healthcare communications company dedicated to the provision of support services to the healthcare community. AMAC's product and service portfolio includes Personal Emergency Response Systems (PERS) and emergency response monitoring, electronic medication reminder devices, disease management monitoring appliances and healthcare communication solutions services. AMAC operates nine US based communication centers under local trade names: HLINK OnCall, North Shore TAS, Live Message America, ACT Teleservice, MD OnCall, Capitol Medical Bureau, American MediConnect, Alpha Message Center and Phone Screen to support the delivery of high quality, healthcare communications.

Use of Non-GAAP Financial Information

In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) included in this press release, the Company has provided information regarding certain non-GAAP financial measure.  This measure is “earnings before interest, taxes, depreciation and amortization and equity in net loss from investment in a limited liability, company (“EBITDA”)” and “Net Income before equity in net loss from investment in a limited liability company”.  Such information is reconciled to its closest GAAP measure in accordance with the Securities and Exchange Commission rules and is included in the attached supplemental data.

Management believes that the non-GAAP financial measures used in this press release are useful to both management and investors in their analysis of the Company’s financial position and results of operations.  Management believes that EBITDA is a useful measure of the Company's financial performance as it is an indicator of the Company's ability to generate cash flow to make acquisitions, declare and pay dividends, reinvest in new telehealth products and liquidate liabilities. Management also uses EBITDA for planning purposes to determine appropriate levels of operating and capital investments. Management also believes reporting Net Income before Equity in net loss from investment in a limited liability company more accurately reflects the performance of the Company’s core operations and excludes a non-operational item which may skew the analysis of management or outside investors in evaluating the Company.

EBITDA and Net Income before Equity in net loss from investment in a limited liability company are non-GAAP financial measures and although management and some members of the investment community utilize it to measure financial performance, EBITDA and Net Income before Equity in net loss from investment in a limited liability company should not be viewed as a substitute for financial data prepared in accordance with GAAP or as a measure of profitability.  Additionally, the non-GAAP financial measure as presented by AMAC may not be comparable to similarly titled measures reported by other companies.

Forward Looking Statements

This press release contains forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements may be identified by the use of forward-looking terminology such as "may," "will," "expect," "believe," "estimate," "anticipate," "continue," or similar terms, variations of those terms or the negative of those terms. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in the Company's filings with the Securities and Exchange Commission (SEC), including the Company's Annual Report on Form 10-K, the Company's Quarterly Reports on Forms 10-Q, and other filings and releases. These include uncertainties relating to government regulation, technological changes and product liability risks. In addition, certain statements related to the future expectations and timing for the development and commercialization of Lifecomm’s mobile PERS solution, constitute forward-looking statements.  Important factors which might cause a difference between actual and expected events include: (i) greater than expected and/or increased costs or unexpected delays associated with the development and commercialization of Lifecomm’s mobile PERS solution, (ii) inability to successfully develop the technology to support Lifecomm’s mobile PERS solution, (iii) uncertainty relating to consumer interest in and acceptance of Lifecomm’s mobile PERS solution, (iv) risks associated with changes in the competitive or regulatory environment in which Lifecomm operates; and (v) risks associated with prosecuting or defending allegations or claims of infringement of intellectual property rights.  Further, any of the Company’s new products such as MedSmart and TeleSmart, are subject to the risks inherent in any new product introduction, including market acceptance and technology concerns that are frequently encountered in connection with initial use of a new product. New business opportunities referred to herein, including contracts in negotiation, may not come to fruition. The Company’s acquisition strategy depends upon the Company’s ability to locate appropriate acquisition targets, successfully negotiate agreements to consummate acquisitions, and successfully integrate completed acquisitions, all of which are subject to significant uncertainty. The Company does not undertake any obligation to update these forward-looking statements for events occurring after the date of this press release.

Statements of income for the three months ended March 31, 2011 and 2010 and balance sheets as of March 31, 2011 and December 31, 2010 are attached.

AMAC SELECTED FINANCIAL DATA

	Three Months Ended
	3/31/2011	3/31/2010

Revenues	$10,631,733	$9,911,247

Cost of Goods Sold	4,861,544	4,523,439
Selling, General & Administrative Costs	4,028,416	3,907,833
Interest Expense	14,660	12,431
Equity in net loss from investment in a limited liability company	559,882	-
Other Expenses (Income)	(12,348)	(29,828)

Income before Provision for Income Taxes	1,179,579	1,497,372

Net Income	$709,579	$887,372

Net Income per Share
Basic	$0.07	$0.09
Diluted	$0.07	$0.09

Basic Weighted Average
Shares Outstanding	9,573,240	9,526,434

Diluted Weighted Average
Shares Outstanding	9,832,863	9,841,887

CONDENSED BALANCE SHEET
	March 31,	December 31,
	2011	2010
	(Unaudited)

Current Assets	$15,245,124	$13,787,609
Fixed Assets – Net	6,776,048	7,195,019
Other Assets	15,845,803	16,534,857

Total Assets	$37,866,975	$37,517,485

Current Liabilities	$3,461,459	$3,743,633
Deferred Income Tax	1,210,000	1,228,000
Long-term Debt	2,050,000	2,150,000
Other Liabilities	711,348	740,034

Total Liabilities	$7,432,807	$7,861,667

Stockholders’ Equity	30,434,168	29,655,818
Total Liabilities and Stockholders’ Equity	$37,866,975	$37,517,485

Net Income before Equity in net loss from investment in a limited liability company for the three months ended March 31, 2011 and 2010 reconciled to net income.

	Three Months Ended
	3/31/2011	3/31/2010

Net Income	709,579	887,372
Add Backs:
Equity in net loss from investment in a limited liability company	336,799	-

Net Income before Equity in net loss from investment in a limited liability	1,046,378	887,372

Net Income per share before Equity in net loss from investment in a limited liability company for the three months ended March 31, 2011 and 2010 reconciled to net income per share.

	Three Months Ended
	3/31/2011	3/31/2010

Net Income per share	$0.07	$0.09
Add Backs:
Equity in net loss from investment in a limited liability company per share	$0.04	-

Net Income per share before Equity in net loss from investment in a limited liability	$0.11	$0.09

Earnings before interest, taxes and depreciation and amortization for the three months and trailing twelve months ended March 31, 2011 and 2010.

		Add:		Less:
	3/31/11	12/31/2010	Subtotal	3/31/2010	Total

Net Income	709,579	2,385,566	3,095,145	887,372	2,207,773
Add Backs:
Taxes	470,000	1,550,000	2,020,000	610,000	1,997,000
Interest	14,660	61,283	75,943	12,431	63,512
Depreciation & Amort.	777,953	3,789,869	4,467,822	919,611	3,648,211
Equity in net loss from investment in a limited liability company	559,882	1,180,126	1,740,008	-	1,740,008

EBITDA	2,532,074				9,069,504

		Add:		Less:
	3/31/10	12/31/2009	Subtotal	3/31/2009	Total

Net Income	887,372	2,889,513	3,776,885	773,250	3,003,635
Add Backs:
Taxes	610,000	1,925,000	2,535,000	538,000	1,997,000
Interest	12,431	76,181	88,612	23,682	64,930
Depreciation & Amort.	919,611	4,103,100	5,022,711	1,050,972	3,971,739
Equity in net loss from investment in a limited liability company	-	-	-	-	-

EBITDA	2,429,414				9,037,304

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